Exhibit 10.1 500 Volvo Parkway | Chesapeake, Virginia 23320 | Tel 757-321-5000 | www.dollartree.com April 22, 2024 Richard McNeely Chief Merchandising Officer – Dollar Tree Dollar Tree, Inc. RE: Transition Agreement Dear Rick: As you are aware, Dollar Tree has embarked on a multi-year transition to implement its multi- price strategy in Dollar Tree stores. In recognition of the importance of your role in this strategic initiative and the value that you bring to the Company, we would like to provide certain assurances and benefits, as outlined below, as consideration for your continued service to the Company during this multi-year transition. This letter confirms that so long as you remain employed with the Company through the date that the incentive awards are made in 2026, you will be granted an incentive award for your service in 2026 at the same time, in the same form, and subject to the same performance conditions as grants of incentive awards that will be made to other executive vice presidents of the Company in 2026; provided that your 2026 incentive award shall not be subject to forfeiture if you retire from service prior to completion of the vesting period for such 2026 incentive award. Sincerely, Richard Dreiling Chief Executive Officer [McNeely Signature Page Follows]

500 Volvo Parkway | Chesapeake, Virginia 23320 | Tel 757-321-5000 | www.dollartree.com Page 2 of 2 Transition Agreement Acknowledged and agreed: /s/ Richard McNeely May 9, 2024 Richard McNeely Date